Exhibit 4.120

Cooperation Agreement

This Cooperation Agreement (“this Agreement”) is entered into among the following parties on March 12, 2007, in Beijing, People’s Republic of China.

Party A: Hurray! Digital Media Technology Co., Ltd.

Party B1: LAN Gang

Nationality: PRC

Party B2: CHEN Jianzhong

Nationality: PRC

Hereinafter, Party B1, Party B2 are referred to collectively as “Party B”.

Party C: HU Li

Nationality: PRC

Party D: Beijing Secular Bird Culture and Art Development Centre

Hereinafter, Party A, Party B, Party C and Party D are referred to collectively as the “Parties”.

WHEREAS:

1.

Party D is a limited liability company duly incorporated and existing under the PRC laws, with a registered capital of RMB1.3 million, in which, Party B made a contribution of RMB0.69 million, representing a 67% equity interest in the Company, and

Party C RMB0.34 million, a 33% equity interest. The business scope of the Company is mainly on music production, distribution, and copyright management and artist agent services.

2.	Party A is a limited liability company duly incorporated and existing under the PRC laws. Party A and Party D wish to cooperate with each other, so as to jointly establish a limited liability company conducting businesses in the music production and distribution.

3.	Party B and Party C, as the controlling shareholders of Party D, agree unanimously to support the cooperation thereof.

NOW, THEREFORE, the Parties have entered into the following agreement concerning the cooperation above mentioned:

ARTICLE 2 CORPORATION FRAMEWORK

Party D shall be responsible to establish a Joint Venture, Guangzhou Hurray! Secular Bird Culture Co., Ltd. (proposed name), the registered capital of which shall be RMB 1 million, in which Party A holds 65% equity interest with capital contribution of RMB0.65 million, and Party D holds 35% equity interest with capital contribution of RMB0.35 million. Party A will separately contribute capital RMB2.05 million as capital reserve.

ARTICLE 3 CORPORATION ORGANIZATION AND MANAGEMENT

3.1	Upon establishment, the board of directors shall consist of five directors, three of which (including the Chairman) shall be nominated by Party A, two of which shall be nominated by Party D.

3.2	The board of directors shall adopt resolutions as to the following issues by unanimous approval of all directors:

(1)	Decrease of the registered capital of the company;

(2)	Increase of the registered capital of the company;

(3)	Bankruptcy, application for bankruptcy or application for bankruptcy protection of the company;

(4)	Dissolution or application for dissolution of the company;

(5)	Liquidation or application for liquidation of the company;

(6)	Alteration of the Articles of Association of the company;

Except as issues thereof, effective approval of any other issues shall be voted by a simple majority.

3.3	The Joint Venture shall establish and organize its management to be responsible for the daily operation and management. The management shall consist of one general manager, nominated by Party D; one deputy managing director by Party A, and one Chief Financial Officer by Party A. All of the nominees shall be employed by the Board of Directors with a term of no less than three years.

3.4	The Parties agree that, disposal of the daily expenditures at a value higher than RMB 100,000 shall be subject to written approval of a Director appointed by Party A.

3.5	The financial system of Joint Venture shall be in compliance with the relevant provisions of the GAAP of PRC and the United States. Financial statements of Joint Venture shall be reported to the Board of Director on a quarterly basis. Joint Venture shall appoint one of the “Big Four” accounting firms to conduct the financial audit for the company, which audit shall be conducted on quarterly and annual basis. The fees and expenses of the audit shall be borne by the Joint Venture.

ARTICLE 4 CAPITAL RESERVE BY PARTY A

4.1	Except the registered capital, Party A agrees to contribute certain amount of capital as capital reserve according to the performance of the Company on conditions that its actual amount of net income (which shall be the net profit after tax audited according to the US GAAP by one of the “Big Four” accounting firms approved by Party A) is up to Benchmark Profit. Specified arrangement set forth as indicated by the following table:

Net Income (N: in millions of RMB)	Capital Reserve (C: in millions of RMB)
If N> = 0.05, (proposed within 4 months)	C = 0

If N> = 0.09, (proposed within 6 months)	C = 1.75

If N> = 1.3, (proposed within 9 months)	C = 1.80

If N> = 1.8, (proposed within 12 months)	C = 4.18

4.2	Each Party acknowledges and agrees that, if the actual net profit of the Company is less than RMB0.9 million for the 12 months, no capital shall be contributed by Party A into the Company at all; if the actual net profit of the Company is less than RMB0.1 million, Party A shall have the option either to: (1) separately negotiate with Party D or (2) to require Party D to dilute its 35% equity interest and transfer for free to Party A as well as ceasing to contribute any more. Party D shall unconditionally assist and could accept a retransfer of the assets transferred by Party D to Joint Venture upon establishment free of charge.

4.3	If the performance requirement has been achieved and net profit of the Company is equal to or higher than RMB3.2 million for the second 12 months, then 5% equity interest held by Party A will be allocated to its employees as rewards. The specific rewarding arrangement shall be specified by the management of the Company.

ARTICLE 5 TRANSFER OF ASSETS, BUSINESS AND PERSONNEL

5.1	Party B, Party C and Party D shall ensure that the Company shall be able to engage in the lawful operations of music production, copyright management, audio & video products distribution and sales, and artist agent services, and to obtain the licenses necessary for such operations. Licenses mentioned herein shall include without limitation the following:

(1)	Audio & Video Recordings Production License

(2)	Audio & Video Recordings Operation License

(3)	Commercial Performance License

5.2	Business Restructuring

All the Parties acknowledge, after the establishment of Joint Venture, Party D shall enter into the Personnel, Business and Asset Transfer Agreement with Joint Venture (Party A and Party D shall represent for Joint Venture as its shareholders before its establishment), to transfer all of assets, businesses and personnel relating to music production, copyright management, distribution and artist agent service controlled or possessed by Party D to Joint Venture. Specific issues relating to the transfer of assets, businesses and personnel are set forth in Exhibit I attached hereto. In addition, Party B and Party C shall transfer other music-related assets, including without limitations to their owned copyrights, copyrights in lyrics and/or music, right of domain name, music website, trademarks and other related equity interests in music, to Joint Venture free of charge as Exhibit II attached hereto.

Party B, Party C and Party D warrant to transfer all of assets, businesses and personnel relating to music (Party D’s equity interests held by Party B and Party C excluded) to Joint Venture, and handle relevant formalities for amendment of registration. The businesses to be transferred shall include without limitation music production, on-ground distribution management, digital distribution and artist agent services. The assets to be transferred shall include all the tangible and intangible assets, including without limitation the copyrights and adjunct rights in and to all the music products, artist agent services contracts, employee’s labour contracts, franchising agreements and recording facilities relating to music.

ARTICLE 6 EXCLUSIVE BUSINESS COOPERATION AGREEMENT

After the formation of the Joint Venture, the Parties warrant that the Joint Venture shall enter into the Exclusive Business Cooperation Agreement with Party A as Exhibit III attached hereto, and to assign and transfer the exclusive distribution right of digital music to Party A. Before the execution of the aforesaid Agreement, Party B, Party C and Party D shall provide the written Acknowledgement to Party A enabling it to conduct the digital distribution businesses with Party B, Party C and Party D’s copyrightable musical works.

ARTICLE 7 NON-COMPETITION UNDERTAKINGS

In consideration of the vital role to be played by Party B, Party C and Party D to the development of the company, Party B, Party C and Party D hereby jointly or separately make the following irrevocable covenants: The term of Party B and Party C’s services to the Company hereunder shall be no less than three years commencing from the execution date hereof. None of Party B and/or Party C and/or Party D, or other companies under the direct or indirect control of Party B and/or Party C and/or Party D, will establish or take direct or indirect control of any enterprise or other entity that is a competitor of the Company conducting music or recording production, distribution and artist agent services or other operating businesses by the Company, either through investment or shareholding or any other means. Specific issues relating to the non-competition are set forth in the Non-Competition Agreement signed by Party B, Party C and Party D with Joint Venture as Exhibit IV attached hereto.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1	For the purpose of this Agreement, Party B, Party C and Party D jointly and separately make the following irrevocable representations and warranties to Party A:

(1)	Prior to the execution hereof, Party B and/or Party C and/or Party D warrant that all documents, materials and information provided by them to Party A or professional agencies designated by Party A are true, correct and complete and do not contain any false or misleading information.

(2)	Except as disclosed truthfully in writing by Party B and/or Party C and/or Party D in detail, as of the Benchmark Date, there does not exist any other litigation or arbitration, or any act of any other judicial or law enforcement authority constituting a legal impediment for the execution and performance of this Agreement.

(3)	The execution and performance of this Agreement by Party B, Party C and Party D do not contravene any law or contractual obligations binding on or affecting them, or violate the relevant rules, restrictions or verdicts.

(4)	The execution, delivery and performance of this Agreement by Party B and Party C have been duly authorized by all necessary corporate action for proper authorization.

(5)	Party B, Party C and Party D shall severally and jointly perform and assume obligations of Party B or Party C or Party D hereunder.

(6)	After the establishment of Joint Venture, the artists of Joint Venture will not terminate their recording and performance management contracts with the company due to any reason on the part of Party B and/or Party C and/or Party D (including without limitation by way of soliciting, inducing, urging the artist or providing the artist with facilitations). In the event of any such termination, Party B, Party C and Party D shall indemnify Party A and Joint Venture for their direct and indirect economic loss.

8.2	For the purpose of this Agreement, Party A irrevocably represents and warrants to Party B, Party C and Party D:

(1)	Party A is a company duly incorporated and existing under the laws of the PRC, and has the right to execute this Agreement.

(2)	Party A will assist the Company in its business development.

ARTICLE 9 TAXES

9.1	All the fees and expenses in connection with the establishment of the Company hereunder (including government fees and CPA capital verification fees, etc.) shall be paid or advanced by the respective Party incurring such expenses. Of such expenses, the start-up expenses for Freeland Music shall be billed as the start-up expense of the Company.

9.2	Any other tax in connection with the transaction hereunder shall be borne by the Parties in accordance with the applicable laws and regulations.

ARTICLE 10 CONFIDENTIALITY

10.1

The Parties agree and acknowledge that any oral or written materials communicated between and among the Parties are confidential information (including without limitation the material provisions hereof and the Transaction hereunder). The Parties shall keep all such confidential information in strict confidence, and shall not disclose such information to any third parties without the consent of the other parties, except the following information:

(1)	information known or to be known by the general public (other than through unauthorized disclose by a party bound by the confidential obligation as to such information);

(2)	disclosure required under the applicable laws or regulations (including without limitation listing rules);

(3)	disclosure by any Party hereto to its legal counsel or financial consultant in relation to the transaction mentioned in the material provisions hereof, provided that such legal counsel or financial consultant shall also be bound by the confidential obligations herein; or

(4)	Confidential obligations specified in this Article 10.1 shall survive the termination of this Agreement for any reason.

10.2	Party B, Party C and Party D acknowledge and covenant that they shall not disclose any information as to the transaction hereunder in any way without Party A’s prior consent. Once Party A’s consent is obtained, Party B, Party C and Party D shall disclose such information in accordance with guidelines laid down by Party A.

ARTICLE 11 LIABILITIES FOR BREACH

11.1	Any party hereto in breach of its representations, warranties, covenants or other obligations hereunder shall assume liabilities in line with applicable law and this Agreement.

11.2	In the event that Party B and/or Party C and/or Party D breach their representations, warranties, covenants or other obligations hereunder (including without limitation providing other parties with false or misleading information), which makes it impossible to achieve the purpose of Party A hereunder, then Party A shall have the right to withdraw from this Transaction at any time. In addition, Party A shall be entitled to indemnification of RMB0.5 million by Party B, Party C and Party D for each and every activity or event thereof.

11.3	In the event that Party A breaches other obligations hereunder, it shall indemnify Party B and/or Party C and/or Party D for their loss directly resulting from Party A’s breach.

11.4	In the event that the Company suffers damage due to breach of any party hereto, other Parties may claim compensation against the breaching party on behalf of the Company.

ARTICLE 12 FORCE MAJEURE

12.1	For the purpose of this Agreement, “force majeure” refers to any event beyond the control of the Parties that can not be reasonably predicted (or can be predicted but cannot be avoided) by the Parties hereto, which event has caused failure of any Party hereto to perform any or all terms and conditions of this Agreement, including without limitation natural disasters such as earthquake, landslide, subsidence, flood, typhoon and fire, explosion, accident, war, riot, insurgence, mutiny, turmoil, destructive behaviors or any other similar or dissimilar incidents.

12.2	If any Party fails to perform any or all of its obligations hereunder due to a force majeure event, then it shall be relieved from performing such obligation during the period when the force majeure exists and the term of this Agreement shall be extended accordingly. In such event the Party affected by the force majeure event shall not be liable for its failure to perform this Agreement during the period when the force majeure exists.

12.3	The Party affected by the force majeure event shall immediately notify the other Parties of the occurrence of force majeure event in writing, and provide the other Parties with appropriate evidence of such force majeure and its influence notarized by the local notary. Moreover, such Party shall also take all necessary actions to prevent or alleviate the influence of such force majeure event.

12.4	If any force majeure event happens, the Parties shall consult with each other to seek equitable solutions and take all reasonable actions to minimize the influence of such force majeure event.

12.5	In the event that the force majeure event or its influence has sustained for more than three months and caused failure of any Party hereto to perform this Agreement, then any Party hereto shall have the right to request the termination of obligations of the Parties hereunder. When this Agreement is so terminated, the Parties shall deal with their creditor-debtor relationships in an equitable and reasonable manner.

ARTICLE 13 GOVERNING LAW AND DISPUTE RESOLUTION

13.1	The validity, interpretation and enforcement of this Agreement shall be governed by the laws, regulations and government rules of China currently in effect and amended from time to time.

13.2	Any disputes between or among the Parties shall be first solved by the Parties through amicable consultation. If consultation fails, then the dispute shall be submitted to Beijing Arbitration Committee for arbitration pursuant to its rules. The arbitration award is final and binding upon Parties.

13.3	The Parties shall continue to perform this Agreement during the period when the dispute exists, except for the terms under dispute.

ARTICLE 14 EFFECTIVENESS OF THE AGREEMENT

This agreement shall take effect when executed by duly authorized representatives of the Parties and affixed with the company chop (or the chop specially for contract) of the Parties.

ARTICLE 15 EXHIBITS

15.1	This Agreement includes the following attachments:

Exhibit I: Agreement on Transfer of Assets, Businesses and Personnel;

Exhibit II: List of Personal Assets to be Transferred

Exhibit III: Exclusive Business Cooperation Agreement

Exhibit IV: Non-competition Agreement

15.2	All the Exhibits and Schedules hereto are integral parts of this Agreement.

ARTICLE 16 MISCELLANEOUS

16.1	If any provision of this Agreement shall be found invalid, illegal, or unenforceable, the validity, legality and enforceability of other provisions hereof shall not be affected.

16.2	Failure or delay in performing any right hereunder shall not constitute a waiver of such right or remedy or a waiver of any other right. Performance of any single or portion of any rights hereunder shall not impede any further performance of such rights or any other rights or remedies.

16.3	Unless otherwise expressly provided in this Agreement, all the rights and remedies provided for hereunder are cumulative to any other rights and remedies that may available under the laws.

16.4	No revision, amendment or modification to this Agreement shall be effective unless made in writing and duly executed by the relevant Parties hereto. And such revision, amendment or modification shall take effect in the same way as the Agreement.

16.5	Any agreement, document, authorization, report, list, consent, covenant and waiver formed, made, executed or supplemented in accordance with terms of this Agreement shall be deemed a supplement hereto and constitute an integral part hereof. In case of any inconsistency between such supplemental documents and this Agreement, the document completed at a later time shall prevail.

16.6	This Agreement shall be signed in six (6) originals, with each of Party A, Party B, Party C and Party D holding one original, and the remaining one shall be filed with Joint Venture for the records. Each copy hereof shall be deemed original upon execution by all the Parties hereto.

(Signature page)

In witness whereof, this Agreement is signed by following Parties on the date first written above.

Party A:	Hurray! Hurray! Digital Media Technology Co., Ltd.

Authorized Representative:

Party B1:	LAN Gang

Signature:	/s/ Lan Gang

Party B2:	CHEN Jianzhong

Signature:	/s/ Chen Jianzhong

Party C:	HU Li

Signature:	/s/ Hu Li

Party D:	Beijing Secular Bird Culture and Art Development Center

Authorized Representative: